PROFESSIONALLY MANAGED PORTFOLIOS
AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of the 19th day of June, 2007, to the Distribution Agreement, dated as of June 26, 2006, (the "Agreement"), is by and between PROFESSIONALLY MANAGED PORTFOLIOS, a Massachusetts business trust (the “Trust”) on behalf of its series, the TCM Small Cap Growth Fund, and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend said Agreement to add the TCM Small-Mid Cap Growth Fund as of June 29, 2007; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED	QUASAR DISTRIBUTORS, LLC
PORTFOLIOS

By: /s/ Robert M. Slotky	By: /s/ Jame R. Shoenike

Name: Robert M. Slotky	Name: James R. Schoenike

Title: President	Title: President

Exhibit A to the
Distribution Agreement – Professionally Managed Portfolios

Fund Names

Name of Series	Date Added
TCM Small Cap Growth Fund	10/01/2004
TCM Small-Mid Cap Growth Fund	06/29/2007